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                                                                    EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (File No. 333-40787) of Vornado Realty Trust and Vornado Realty L.P. on Form S-3 of our report dated September 4, 1997 on the statement of revenue and certain expenses of Green Acres Mall and the Plaza at Green Acres for the year ended December 31, 1996, included in Vornado Realty Trust's Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, and in Vornado Realty L.P.'s Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, and to all references to our Firm included in this Registration Statement.


ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania

January 9, 1998